Exhibit 99.1

First National Corporation Reports First Quarter 2023 Financial Results

STRASBURG, Va., April 26, 2023 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.8 million and diluted earnings per common share of $0.61 for the three months ended March 31, 2023. This compared to net income of $4.8 million and diluted earnings per common share of $0.76 for the fourth quarter of 2022, and net income of $3.7 million and diluted earnings per common share of $0.60 for the first quarter of 2022.

FIRST QUARTER HIGHLIGHTS

Key highlights of the first quarter ended March 31, 2023, are as follows. Comparisons are to the linked quarterly period ended December 31, 2022, unless otherwise stated:

●	Tangible book value per common share of $17.30
●	Return on average assets was 1.15%
●	Return on average equity was 14.20%
●	Net interest margin of 3.60%
●	Efficiency ratio (1) of 65.50%
●	Total deposits were unchanged at $1.2 billion
●	Nonperforming assets improved to 0.13% of total assets

“During what was an eventful quarter for the banking industry, First Bank stood firm on its strong foundation of core deposit relationships that was built in our communities over the last 116 years,” said Scott C. Harvard, president and chief executive officer of First National. “Unlike the two banks that recently failed, our banking company has a diverse customer base and does not have deposit concentrations in certain industries, geographies, or individuals. While the last month was full of talking heads fanning the fire of a banking crisis, it was business as usual on the ground for First Bank. I am proud of our entire team for building block by block, the service culture and the fortress balance sheet that resulted in a strong liquidity position and equipped the Bank for the operating environment. In spite of increasing deposit costs pressuring the net interest margin, First National’s financial performance was excellent for the first quarter.”

LIQUIDITY

Liquidity sources available to the Bank, including interest-bearing deposits in banks; unpledged securities available for sale, at fair value; available lines of credit; and unpledged securities held-to-maturity, at par, eligible to be pledged to the Federal Reserve Bank through its Bank Term Funding Program (the “BTFP” or the “Program”), totaled $562.4 million, $417.2 million, and $535.7 million at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

The Bank maintains on-balance sheet liquidity and off-balance sheet liquidity to fund loan growth and meet the potential demand from its deposit customers, including potential volatile deposits. The estimated amount of uninsured customer deposits totaled $212.3 million at March 31, 2023, $261.7 million at December 31, 2022, and $235.3 million at March 31, 2022. Excluding municipal deposits, the estimated amount of uninsured customer deposits totaled $135.2 million at March 31, 2023, $185.3 million at December 31, 2022, and $169.5 million at March 31, 2022.

The Bank’s on-balance sheet liquidity was comprised of interest-bearing deposits in banks and unpledged securities, available for sale, at fair value, and totaled $142.1 million at March 31, 2023, $129.4 million at December 31, 2022, and $294.6 at March 31, 2022.

The following table provides on-balance sheet liquidity information at the periods ended (dollars in thousands):

	March 31, 2023	December 31, 2022	March 31, 2022
Interest-bearing deposits in banks	$59,851	$46,130	$129,801

Securities, available for sale, at fair	162,488	162,907	284,893
Pledged securities, available for sale, at fair value	(80,221)	(79,590)	(120,093)
Unpledged securities, available for sale, at fair value	82,267	83,317	164,800

Totals	$142,118	$129,447	$294,601

The Bank also has access to off-balance sheet liquidity through its available lines of credit from other institutions, which totaled $329.1 million at March 31, 2023, $287.8 million at December 31, 2022, and $241.1 million at March 31, 2022. The available lines of credit were comprised of secured and unsecured lines of credit. The Bank had no borrowings on the lines of credit at March 31, 2023, December 31, 2022, or March 31, 2022.

The following table provides information about off-balance sheet liquidity available to the Bank through lines of credit with other institutions at the periods ended (dollars in thousands):

	March 31, 2023	December 31, 2022	March 31, 2022
Available unsecured Federal funds lines	$51,000	$51,000	$51,000

Available secured lines of credit:
Federal Home Loan Bank of Atlanta	219,026	182,839	141,697
Federal Reserve Bank Discount Window	59,068	53,923	48,420
Total available secured lines of credit	278,094	236,762	190,117

Totals	$329,094	$287,762	$241,117

Additionally, unpledged securities, held to maturity, at par, that were eligible to be pledged as collateral to the BTFP, totaled $91.2 million at March 31, 2023. The BTFP was first made available on March 13, 2023, and provides any U.S. federally insured depository institution, including the Bank, with a line of credit facility equal to the par value of securities pledged to the Federal Reserve Bank under the Program.  Advances from the BTFP may be requested by the Bank for up to one year until March 11, 2024. The Bank did not pledge securities to, or borrow from, the BTFP facility during the first quarter of 2023.

NET INTEREST INCOME

Net interest income totaled $11.2 million for the first quarter of 2023, compared to $12.0 million for the fourth quarter of 2022 and was negatively impacted by a $212 thousand decrease in total interest income and a $622 thousand increase in total interest expense. The decrease in interest income was primarily a result of a $178 thousand, or 34%, decrease in interest income from interest-bearing deposits in banks, which resulted from a decrease in balances of interest-bearing deposits in banks. The increase in interest expense was attributable to a $623 thousand increase in interest expense on deposits, which was the result of higher interest rates paid on deposits and a change in the composition of the deposit portfolio from lower to higher interest rate accounts.

The net interest margin decreased by 10 basis points to 3.60% as the 12-basis point increase in the yield on earning assets was offset by the 22-basis point increase in interest expense as a percentage of average earning assets. The rising interest rate environment continued to have a favorable impact on earning asset yields as the yield on loans increased 11 basis points to 5.10% during the quarter but was offset by an unfavorable impact of rising interest rates on interest expense. The cost of funds increased 23 basis points from 0.54% for the fourth quarter of 2022 to 0.77% for the first quarter of 2023.

Net accretion of discounts on purchased loans was included in interest income and fees on loans and totaled $145 thousand in the first quarter of 2023, compared to $117 thousand in the fourth quarter of 2022, and $367 thousand in the first quarter of 2022. There was $8 thousand of accretion earned from Paycheck Protection Program (“PPP”) fee income, net of costs, in the first quarter of 2023, compared to no PPP income in the fourth quarter of 2022, and $323 thousand of PPP income in the first quarter of 2022.

NONINTEREST INCOME

Noninterest income totaled $2.8 million for the first quarter of 2023, which was a $1.4 million decrease compared to the fourth quarter of 2022, primarily from transactions in the fourth quarter of 2022, which included a $2.9 million gain on sale of other investment and a $556 thousand recovery from the full curtailment of a purchased loan that was recorded in other operating income. These transactions were partially offset by a $2.0 million loss on the sale of securities available for sale in the fourth quarter of 2022. The gain on the sale of other investments resulted from the sale of an interest in a broker-dealer of investments by First Bank Financial Services, Inc., which is a wholly owned subsidiary of the Bank. The $2.0 million net loss on the sale of securities available for sale in the fourth quarter of 2022 resulted from a strategic initiative to increase net interest income from the disposition of lower yielding investments and reinvestment into higher yielding assets.

NONINTEREST EXPENSE

Noninterest expenses increased $220 thousand, or 2%, to $9.2 million in the first quarter of 2023, compared to the fourth quarter of 2022. The increase was primarily attributable to a $192 thousand increase in other real estate owned (income) expense, net, which resulted from a $196 thousand gain on the sale of other real estate owned during the fourth quarter of 2022.

ASSET QUALITY

Overview

Nonperforming assets (“NPAs”) as a percentage of total assets improved to 0.13% at March 31, 2023, compared to 0.21% at December 31, 2022, and 0.27% at March 31, 2022. There was not a meaningful change in accruing past due loans as a percentage of total loans, which totaled 0.20% at March 31, 2023, compared to 0.17% at December 31, 2022, and 0.26% at March 31, 2022. Net charge-offs increased to $916 thousand for the first quarter of 2023, compared to $96 thousand in the fourth quarter of 2022 and net recoveries of $118 thousand in the first quarter of 2022. The allowance for credit losses on loans increased to $8.7 million, or 0.95% of total loans at March 31, 2023, which was an increase from $7.4 million, or 0.81% of total loans at December 31, 2022, and $5.8 million, or 0.70%, of total loans at March 31, 2022.

Nonperforming Assets

NPAs decreased to $1.8 million at March 31, 2023, compared to $2.9 million at December 31, 2022, and $3.9 million at March 31, 2022, which represented 0.13%, 0.21% and 0.27% of total assets, respectively. The decrease in NPAs during the first quarter was related to the resolution of one impaired loan relationship. The following table provides a detailed summary of NPA balances at the periods ended (dollars in thousands):

	March 31, 2023	December 31, 2022	March 31, 2022
Nonaccrual loans	$1,591	$2,673	$2,130
Other real estate owned, net	185	185	1,767
Total nonperforming assets	$1,776	$2,858	$3,897

Past Due Loans

Past due loans still accruing interest totaled $1.9 million, or 0.20%, of total loans at March 31, 2023, compared to $1.5 million, or 0.17%, of total loans at December 31, 2022, and $2.2 million, or 0.26%, of total loans at March 31, 2022. Of the total past due loans still accruing interest, $47 thousand was past due 90 days or more at March 31, 2023, compared to $52 thousand at March 31, 2022. There were no loans past due more than 90 days and still accruing interest at December 31, 2022.

Net Charge-offs

Net charge-offs totaled $916 thousand for the quarter ended March 31, 2023, compared to $96 thousand for the fourth quarter ended December 31, 2022, and $118 thousand of recoveries for the first quarter of 2022. The increase in net charge-offs during the first quarter was related to one customer relationship that had $888 thousand of specific reserve component of the allowance for loan losses at December 31, 2022. The higher net amount of net charge-off did not result in provision for credit losses on loans during the first quarter of 2023 as the Bank recorded specific reserves for the loan relationship through the provision for loan losses in the fourth quarter of 2022.

Provision for Credit Losses

The Bank did not record a provision for credit losses in the first quarter of 2023. This compares $1.3 million of provision for loan losses for fourth quarter of 2022. The Bank did not record a provision for loan losses for the first quarter of 2022.

Allowance for Credit Losses on Loans

At March 31, 2023, the allowance for credit losses on loans totaled $8.7 million, which was a $1.3 million increase from $7.4 million at December 31, 2022. On January 1, 2023, the Company adopted Accounting Standard Update 2016-13 (Current Expected Credit Losses, or “CECL”), and recorded a $2.2 million increase in the allowance for credit losses on loans, which was offset by a $1.7 million decrease in retained earnings and a $459 thousand increase in net deferred tax assets. The $2.2 million increase in the allowance for credit losses on loans was partially offset by net charge-offs totaling $916 thousand. There was no provision for credit losses on loans for the first quarter of 2023.

The following table provides the changes in the allowance for credit losses on loans for the periods ended (dollars in thousands):

	March 31, 2023	December 31, 2022	March 31, 2022
Allowance for credit losses on loans, beginning of period	$7,446	$6,292	$5,710
Adoption of CECL on January 1, 2023	2,187	-	-
Adjusted allowance for credit losses on loans	9,633	6,292	5,710
Net (charge-offs) recoveries	(916)	(96)	118
Provision for credit losses on loans	-	1,250	-
Allowance for credit losses on loans, end of period	$8,717	$7,446	$5,828

During the first quarter of 2023, allowance for credit losses on loans increased by $1.3 million. The general reserve component of the allowance for credit losses increased by $2.2 million from the adoption of CECL on January 1, 2023, while the specific reserve component of the allowance for credit losses decreased by $888 thousand from the resolution of one impaired loan relationship during the period.

The allowance for credit losses on loans as a percentage of total loans increased to 0.95% at March 31, 2023, compared to 0.81% at December 31, 2022, and 0.70% at March 31, 2022. Additionally, the net discount on purchased loans totaled $2.4 million at March 31, 2023, compared to $2.5 million at December 31, 2022, and $3.3 million at March 31, 2022. The net discount on purchased loans was not included in the allowance for credit losses on loans.

Allowance for Credit Losses on Securities

On January 1, 2023, the Company adopted CECL and established an allowance for credit losses on securities totaling $133 thousand on January 1, 2023.  This initial allowance was recorded on January 1, 2023, and was offset with a $105 thousand decrease in retained earnings and a $28 thousand increase in net deferred tax assets. The was no provision for credit losses on securities for the first quarter of 2023 and the allowance for credit losses remained at $133 thousand on March 31, 2023.

BALANCE SHEET

At March 31, 2023, assets totaled $1.4 billion, which was an increase of $2.9 million from December 31, 2022, and a decrease of $45.3 million, or 3%, from March 31, 2022. Total assets increased from the prior quarter primarily due to a $13.7 million increase in interest-bearing deposits in banks, which was partially offset by decreases in cash and due from banks, securities, loans, and other assets.

Loans totaled $918.0 million at March 31, 2023, which was a decrease of $2.6 million from December 31, 2022, and an increase of $81.5 million, or 10%, from the period ended March 31, 2022. Average loans totaled $915.9 million for the first quarter of 2023, which was an increase of $1.0 million from the fourth quarter of 2022, and an increase of $88.7 million, or 11%, from the same period in the prior year.

Deposits totaled $1.2 billion at March 31, 2023, which was an increase of $193 thousand from December 31, 2022. Noninterest-bearing demand deposits decreased $17.3 million and savings and interest-bearing demand deposits decreased $264 thousand, while time deposits increased $17.8 million. Average deposits totaled $1.2 billion for the first  quarter of 2023, a decrease of $42.7 million, or 3%, compared to the fourth quarter of 2022, and a decrease of $75.6 million, or 6%, from the same period in the prior year. The decrease in the average balance of deposits was primarily a result of typical fluctuations in customer deposit balances, when comparing the first quarter of 2023 to the fourth quarter of 2022. The decrease in the average balance of deposits compared to the first quarter of 2022 was also impacted by temporarily parked deposits in the Bank from one customer relationship during the 2022 period.

Shareholders’ equity totaled $111.9 million at March 31, 2023, which was an increase of $3.5 million from December 31, 2022. The increase in total shareholders’ equity was primarily attributable to a $955 thousand increase in retained earnings and a $2.3 million decrease in accumulated other comprehensive loss, net. The Company declared and paid cash dividends of $0.15 per common share during the first quarter of 2023, which was an increase of $0.01 per common share, or 7%, from cash dividends of $0.14 per common share that was paid in each quarter of 2022. The Company’s common equity to total assets capital ratio and its tangible common equity to tangible assets capital ratio (6) increased as of March 31, 2023, when compared to December 31, 2022, and March 31, 2022. The Bank is considered well-capitalized.

The following table provides capital ratios at the periods ended:

	March 31, 2023	December 31, 2022	March 31, 2022
Total capital ratio (2)	14.85%	14.60%	14.44%
Tier 1 capital ratio (2)	13.94%	13.82%	13.79%
Common equity Tier 1 capital ratio (2)	13.94%	13.82%	13.79%
Leverage ratio (2)	9.70%	9.57%	8.61%
Common equity to total assets (5)	8.15%	7.91%	7.52%
Tangible common equity to tangible assets (5) (6)	7.94%	7.70%	7.31%

STOCK REPURCHASE PLAN

In the fourth quarter of 2022, the Board of Directors authorized a stock repurchase plan to purchase up to $5.0 million of its common stock. During the first quarter of 2023, the Company repurchased 1,557 shares of its common stock for a total of $25 thousand at a weighted average price of $16.06. There was no stock repurchased during the year ended December 31, 2022.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, a loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the Roanoke Valley, and in the city of Richmond. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the Securities and Exchange Commission.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Income Statement
Interest income
Interest and fees on loans	$11,512	$11,502	$10,759	$9,963	$9,496
Interest on deposits in banks	344	522	380	251	70
Interest on federal funds sold	—	—	—	—	—
Interest on securities
Taxable interest	1,339	1,381	1,323	1,295	1132
Tax-exempt interest	306	308	307	309	305
Dividends	27	27	23	21	21
Total interest income	$13,528	$13,740	$12,792	$11,839	$11,024
Interest expense
Interest on deposits	$2,216	$1,593	$927	$413	$340
Interest on subordinated debt	69	69	70	69	69
Interest on junior subordinated debt	67	68	68	67	67
Total interest expense	$2,352	$1,730	$1,065	$549	$476
Net interest income	$11,176	$12,010	$11,727	$11,290	$10,548
Provision for loan losses	—	1,250	200	400	—
Net interest income after provision for credit losses	$11,176	$10,760	$11,527	$10,890	$10,548
Noninterest income
Service charges on deposit accounts	$646	$662	$708	$698	$609
ATM and check card fees	800	838	915	797	750
Wealth management fees	776	706	739	760	803
Fees for other customer services	196	238	180	188	233
Brokered mortgage fees	—	21	72	58	94
Income from bank owned life insurance	149	155	166	131	144
Net gains on securities available for sale	—	(2,004)	—	—	—
Gain on sale of other investment	—	2,885	—	—	0
Other operating income	211	631	247	148	78
Total noninterest income	$2,778	$4,132	$3,027	$2,780	$2,711
Noninterest expense
Salaries and employee benefits	$5,346	$5,325	$5,174	$5,086	$5,124
Occupancy	528	562	539	545	572
Equipment	587	575	546	620	559
Marketing	268	228	211	223	151
Supplies	148	144	117	131	136
Legal and professional fees	343	339	361	381	333
ATM and check card expense	400	388	332	347	303
FDIC assessment	106	70	109	132	152
Bank franchise tax	254	238	238	238	216
Data processing expense	202	289	243	221	236
Amortization expense	5	4	5	5	5
Other real estate owned expense, net	3	(189)	14	41	28
Other operating expense	1,010	1,007	1,194	948	829
Total noninterest expense	$9,200	$8,980	$9,083	$8,918	$8,644
Income before income taxes	$4,754	$5,912	$5,471	$4,752	$4,615
Income tax expense	905	1,132	1,017	917	886
Net income	$3,849	$4,780	$4,454	$3,835	$3,729

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Common Share and Per Common Share Data
Earnings per common share, basic	$0.61	$0.76	$0.71	$0.61	$0.60
Weighted average shares, basic	6,273,913	6,262,821	6,257,040	6,250,329	6,238,973
Earnings per common share, diluted	$0.61	$0.76	$0.71	$0.61	$0.60
Weighted average shares, diluted	6,281,116	6,272,409	6,264,107	6,257,479	6,245,704
Shares outstanding at period end	6,281,935	6,264,912	6,262,381	6,252,147	6,249,784
Tangible book value at period end (4)	$17.30	$16.79	$15.31	$15.54	$16.54
Cash dividends	$0.15	$0.14	$0.14	$0.14	$0.14

Key Performance Ratios
Return on average assets	1.15%	1.37%	1.27%	1.08%	1.06%
Return on average equity	14.20%	18.38%	17.27%	15.04%	13.40%
Net interest margin	3.60%	3.70%	3.58%	3.42%	3.19%
Efficiency ratio (1)	65.50%	59.56%	61.10%	62.69%	64.36%

Average Balances
Average assets	$1,351,630	$1,386,841	$1,393,308	$1,419,878	$1,430,524
Average earning assets	1,267,830	1,297,223	1,309,794	1,334,976	1,352,311
Average shareholders’ equity	109,924	103,132	102,341	102,269	112,822

Asset Quality
Loan charge-offs	$977	$135	$181	$107	$106
Loan recoveries	60	40	70	81	224
Net charge-offs (recoveries)	917	95	111	26	(118)
Non-accrual loans	1,591	2,673	566	442	2,130
Other real estate owned, net	185	185	1,578	1,665	1,767
Nonperforming assets (3)	1,776	2,858	2,144	2,107	3,897
Loans 30 to 89 days past due, accruing	1,816	1,532	2,117	1,572	2,105
Loans over 90 days past due, accruing	47	—	306	91	52
Special mention loans	—	1,959	3,183	—	—
Substandard loans, accruing	296	301	304	308	311

Capital Ratios (2)
Total capital	$141,501	$139,549	$134,882	$131,624	$128,567
Tier 1 capital	132,784	132,103	128,590	125,422	122,739
Common equity tier 1 capital	132,784	132,103	128,590	125,422	122,739
Total capital to risk-weighted assets	14.85%	14.60%	14.18%	14.23%	14.44%
Tier 1 capital to risk-weighted assets	13.94%	13.82%	13.52%	13.56%	13.79%
Common equity tier 1 capital to risk-weighted assets	13.94%	13.82%	13.52%	13.56%	13.79%
Leverage ratio	9.70%	9.57%	9.27%	8.87%	8.61%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Balance Sheet
Cash and due from banks	$17,950	$20,784	$22,809	$19,886	$19,989
Interest-bearing deposits in banks	59,851	46,130	52,976	104,529	129,801
Federal funds sold	—	—	—	—	—
Securities available for sale, at fair value	162,355	162,907	176,403	264,750	284,893
Securities held to maturity, at amortized cost (net of allowance for credit losses)	151,301	153,158	154,894	77,151	81,640
Restricted securities, at cost	1,803	1,908	1,908	1,908	1,908
Loans, net of allowance for loan losses	909,250	913,076	900,222	873,887	830,595
Other real estate owned, net	185	185	1,578	1,665	1,767
Premises and equipment, net	21,637	21,876	21,693	22,118	22,278
Accrued interest receivable	4,389	4,543	4,247	4,154	4,056
Bank owned life insurance	24,424	24,531	24,375	24,569	24,438
Goodwill	3,030	3,030	3,030	3,030	3,030
Core deposit intangibles, net	131	136	140	145	150
Other assets	16,026	17,119	19,320	16,898	13,117
Total assets	$1,372,332	$1,369,383	$1,383,595	$1,414,690	$1,417,662

Noninterest-bearing demand deposits	$410,019	$427,344	$438,306	$431,292	$417,776
Savings and interest-bearing demand deposits	676,875	677,139	693,970	731,125	734,051
Time deposits	154,631	136,849	133,770	133,733	141,065
Total deposits	$1,241,525	$1,241,332	$1,266,046	$1,296,150	$1,292,892
Subordinated debt, net	4,996	4,995	4,995	4,994	4,994
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	4,675	5,417	4,198	3,952	3,934
Total liabilities	$1,260,475	$1,261,023	$1,284,518	$1,314,375	$1,311,099

Preferred stock	$—	$—	$—	$—	$—
Common stock	7,842	7,831	7,828	7,815	7,812
Surplus	32,992	32,716	32,620	32,398	32,298
Retained earnings	91,239	90,284	86,382	82,804	79,845
Accumulated other comprehensive (loss), net	(20,216)	(22,471)	(27,753)	(22,702)	(13,392)
Total shareholders’ equity	$111,857	$108,360	$99,077	$100,315	$106,563
Total liabilities and shareholders’ equity	$1,372,332	$1,369,383	$1,383,595	$1,414,690	$1,417,662

Loan Data
Mortgage real estate loans:
Construction and land development	$48,610	$51,840	$51,352	$49,118	$49,308
Secured by farmland	3,150	3,343	3,432	3,169	3555
Secured by 1-4 family residential	334,302	331,421	317,414	312,082	290,408
Other real estate loans	412,851	415,112	414,072	397,868	380,635
Loans to farmers (except those secured by real estate)	739	900	745	769	937
Commercial and industrial loans (except those secured by real estate)	110,198	110,325	111,400	108,780	102,745
Consumer installment loans	4,206	4,128	4,192	4,230	4,602
Deposit overdrafts	179	197	163	292	205
All other loans	3,732	3,256	3,744	3,781	4,028
Total loans	$917,967	$920,522	$906,514	$880,089	$836,423
Allowance for loan losses	(8,717)	(7,446)	(6,292)	(6,202)	(5,828)
Loans, net	$909,250	$913,076	$900,222	$873,887	$830,595

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2023	2022	2022	2022	2022
Reconciliation of Tax-Equivalent Net Interest Income (1)
GAAP measures:
Interest income – loans	$11,512	$11,502	$10,759	$9,963	$9,496
Interest income – investments and other	2,016	2,238	2,033	1,876	1,528
Interest expense – deposits	(2,216)	(1,593)	(927)	(413)	(340)
Interest expense – subordinated debt	(69)	(69)	(70)	(69)	(69)
Interest expense – junior subordinated debt	(67)	(68)	(68)	(67)	(67)
Total net interest income	$11,176	$12,010	$11,727	$11,290	$10,548
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$—	$—	$—	$—	$5
Tax benefit realized on non-taxable interest income – municipal securities	82	82	82	82	81
Total tax benefit realized on non-taxable interest income	$82	$82	$82	$82	$86
Total tax-equivalent net interest income	$11,258	$12,092	$11,809	$11,372	$10,634

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and gains and losses on other assets.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance but cautions that such information not be viewed as a substitute for GAAP.

(2) Capital ratios are for First Bank.

(3) Nonperforming assets are comprised of nonaccrual loans and other real estate owned, net of selling costs.

(4) Tangible book value is calculated by subtracting goodwill and other intangibles from total shareholders' equity. Tangible book value is a non-GAAP financial measure that management believes provides investors with important information that may be related to the valuation of common stock.

(5) Capital ratios presented are for First National Corporation.

(6)  The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing consolidated total common shareholders’ equity by consolidated total assets, after reducing both amounts by goodwill and other intangible assets. The TCE ratio is not required by GAAP or by bank regulations, but is a metric used by management to evaluate the adequacy of the Company’s capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.